Exhibit 10.33
HILLENBRAND, INC. STOCK INCENTIVE PLAN
RESTRICTED STOCK AWARD AGREEMENT
This Restricted Stock Award Agreement (this “Agreement”) is effective as of the  _____  day of  _____, 20_____, between Hillenbrand, Inc. (the “Company”) and  _____  (the “Employee”). The Award of shares of Restricted Stock made herein is a performance based award. The number of shares of Restricted Stock that will ultimately vest free of the restrictions in this Agreement, which will not be determined until the end of the Measurement Period, will depend on the amount of shareholder value created by the Company’s financial performance during the Measurement Period, as compared to the expected amount of shareholder value to be created during the Measurement Period.
AWARD INFORMATION

Target Restricted Stock Award (100% achievement of performance target)	_____ Shares of Restricted Stock
Maximum Restricted Stock Award (150% or greater achievement of performance target)	_____ Shares of Restricted Stock
Measurement Period (three fiscal years)	October 1, 20_____ through September 30, 20_____
Base Shareholder Value (at the beginning of Measurement Period)	$__ million
Incremental Shareholder Value Expected	$__ million
Weighted Average Cost of Capital	_____%

AWARD DETERMINATION
Award Formula
The number of Shares of Restricted Stock that will vest at the end of the Measurement Period is a function of the amount of Incremental Shareholder Value Delivered over the Measurement Period as compared to the Incremental Shareholder Value Expected to be created over the Measurement Period. Except as otherwise provided below in the Terms and Conditions, at the end of the Measurement Period all restrictions will lapse on, and the Shares will become fully vested with respect to, the number of whole Shares (rounded down) equal to the product of (a) the number of Shares comprising the Target Restricted Stock Award, and (b) a multiplier, as provided in the following table, based on the ratio, expressed as a percentage, of Incremental Shareholder Value Delivered for the Measurement Period (as determined below) to the Incremental Shareholder Value Expected for the Measurement Period:

Incremental Shareholder Value Delivered
as Percentage of
Incremental Shareholder Value Expected	Multiplier
(rounded down to nearest whole percent)	(rounded down to two decimal places)
Less than 50%	zero (no Shares vest)
At least 50% but less than 80%	.2 plus an additional .01 for each full percentage point realized above minimum for range
At least 80% but less than 100%	.5 plus an additional .025 for each full percentage point realized above minimum for range
At least 100% but less than 110%	1.0 plus an additional .025 for each full percentage point realized above minimum for range
At least 110% but less than 150%	1.25 plus an additional .00625 for each full point realized above minimum for range
At least 150%	1.5 (all Shares vest)
Calculation of Incremental Shareholder Value Delivered
The amount of Incremental Shareholder Value Delivered during the Measurement Period is calculated by subtracting the Base Shareholder Value from the Shareholder Value Delivered, and the Shareholder Value Delivered is calculated by adding two components: the Net Operating Profit After Tax (“NOPAT”) Component and the Cash Flows Component.
1. The NOPAT Component of Shareholder Value Delivered is the Company’s Adjusted NOPAT for the last fiscal year of the Measurement Period, divided by the Weighted Average Cost of Capital.
2. The Cash Flows Component of Shareholder Value Delivered is the sum of the following:
(a) the Company’s Adjusted Cash Flows for the third fiscal year in the Measurement Period;
(b) the Company’s Adjusted Cash Flows for the second fiscal year in the Measurement Period, multiplied by the sum of 100 percent and the Weighted Average Cost of Capital; and
(c) the Company’s Adjusted Cash Flows for the first fiscal year in the Measurement Period, multiplied by the square of the sum of 100 percent and the Weighted Average Cost of Capital.
TERMS AND CONDITIONS
1. Grant of Restricted Stock. Pursuant to and subject to the terms and conditions of the Hillenbrand, Inc. Stock Incentive Plan (as amended from time to time, the “Plan”), the Company hereby awards and is issuing to the Employee, who is an employee of the Company or one of its Subsidiaries, the number of shares of Restricted Stock specified above as the Maximum Restricted Stock Award (the “Shares”), and agrees to distribute to the Employee the number of Dividend Shares determined to be distributable to the Employee (if any) pursuant to, and at the time provided in, Paragraph 6.

2. Acceptance; Transfer Restrictions. The Employee hereby accepts the award of Shares described in this Agreement and agrees that the Shares will be owned and held by the Employee and the Employee’s successors subject to (and will not be disposed of except in accordance with) all of the restrictions, terms and conditions contained in this Agreement and the Plan. Except as otherwise provided in this Agreement or the Plan, the Employee may not sell, assign, transfer, pledge or otherwise dispose of or encumber any of the Shares, or any interest in the Shares, until the Measurement Period expires, at which time the restrictions will lapse and the Employee’s rights in the Shares will vest to the extent provided in this Agreement. Any purported sale, assignment, transfer, pledge or other disposition or encumbrance in violation of this Agreement or the Plan will be void and of no effect.
3. Vesting/Measurement Period. If the Employee remains employed by the Company or a Subsidiary through the end of the Measurement Period, then at the end of the Measurement Period all restrictions on the Shares will lapse, and the Shares will become fully vested and not subject to forfeiture, to the extent determined under “Award Determination” above. If the Employee does not remain employed through the end of the Measurement Period, the provisions of Paragraph 8 below will apply in determining the number of Shares, if any, that will become vested Shares at the end of the Measurement Period. All Shares not vested at the end of the Measurement Period will be forfeited, and the Employee will have no rights or interest in or to those forfeited Shares.
4. Issuance of Shares and Stock Power. The Company, in its discretion, shall as soon as practicable after the effective date of this Agreement either (i) issue the Shares to the Employee in book entry form, with a notation that such Shares are subject to the restrictions, terms and conditions of this Agreement, or (ii) issue stock certificates for the Shares registered in the Employee’s name that the Company or its designee will hold until the Measurement Period expires or the restrictions on the Shares represented thereby otherwise lapse and further actions are to be taken with respect thereto under this Agreement. The Employee shall upon request immediately execute and deliver to the Company or its designee a stock power endorsed in blank relating to the Shares, and the Company or its designee will hold that stock power for its use when the Measurement Period expires or the restrictions as to the Shares otherwise lapse and further actions are to be taken with respect thereto under this Agreement.
5. Voting Rights. To the extent permitted or required by applicable law, as determined by the Company, the Employee may exercise full voting rights with respect to the Shares during the Measurement Period.
6. Dividends and Other Distributions; Dividend Shares. During the Measurement Period and thereafter until the Shares that have become vested Shares as of the end of the Measurement Period have been delivered to the Employee in certificate or book entry form under Paragraph 7 (the “Dividend Period”), all dividends and other distributions paid with respect to the Shares (based on the Maximum Restricted Stock Award number of Shares) will be paid to the Company on behalf of the Employee (subject to the same restrictions on transferability, vesting and forfeitability as the Shares with respect to which they were paid) and will be deemed to have been (but will not actually be) invested on the date paid in notional shares of the Company’s Common Stock (the “Dividend Shares”)

purchased at the then current Fair Market Value. The number of Dividend Shares that are deemed to have been purchased under this Paragraph shall be recorded as being credited to the Employee on the Company’s books and records. In addition, during the Dividend Period the Company will, on its books and records, credit the Employee as of each dividend payment date with additional Dividend Shares equal to the number of notional shares of Common Stock that could have been purchased on such date, at the then current Fair Market Value, with the amount of dividends that would have been payable at the per share rate with respect to previously credited Dividend Shares. At the time settlement is made with respect to the vested Shares pursuant to Paragraph 7, the Company will issue to the Employee (in addition to and in the same manner as the vested Shares) that number of shares of the Company’s Common Stock (rounded up to the next whole share) equal to the credited Dividend Shares multiplied by a fraction, the numerator of which is the number of Shares vested under Paragraph 3 and the denominator of which is the Maximum Restricted Stock Award number of Shares. Any remaining Dividend Shares on the Company’s records shall be forfeited and the Employee shall have no right thereto or interest therein.
7. Actions after Vesting is Determined. As soon after the end of the Measurement Period as is practicable, and in any event on or before the end of the calendar year during which the Measurement Period ends, the Company shall in its discretion either deliver to the Employee stock certificates representing, or shall instruct the Company’s transfer agent to recognize in book entry form that the Employee is the registered holder of, the number of Shares that have become vested Shares under this Agreement as of the end of the Measurement Period, free from any restrictions or other terms and conditions of this Agreement. At that same time, the Company shall take such actions as it shall deem appropriate to cancel the forfeited Shares and to cause them to no longer be recognized as outstanding shares of the Company’s Common Stock. In addition, the Company shall issue to the Employee the number of Dividend Shares (if any) that the Employee is entitled to receive pursuant to Paragraph 6. The Employee (or his or her successors) shall execute and deliver such instruments and take such other actions as the Company shall reasonably request with respect to the actions to be taken pursuant to this Paragraph.
8. Termination of Employment. If the Employee’s employment with the Company and/or a Subsidiary terminates during the Measurement Period (a transfer of employment among the Company and its Subsidiaries will not be treated as a termination of employment), then all or some portion of the Shares that would otherwise have become vested Shares had the Employee remained employed throughout the entire Measurement Period, if any (the “Full Period Shares”), will vest or be forfeited as follows:
(a) if the Employee’s employment terminates due to death, Disability or Retirement, then at the end of the Measurement Period the restrictions will lapse on that number of Shares, and the number of Shares that then become vested Shares will be, equal to the product (rounded down to the nearest whole share) of (i) the number of Full Period Shares, and (ii) a fraction, the numerator of which is the sum (to a maximum of 156) of 52 plus the number of full weeks in the Measurement Period during which the Employee was employed by the Company or a Subsidiary, and the denominator of which is 156;
(b) if the Employee’s employment terminates due to involuntary termination without Cause, then at the end of the Measurement Period the restrictions will lapse on that number of Shares, and the number of Shares that then become vested Shares will be, equal to the product (rounded down to the nearest whole share) of (i) the number of Full Period Shares, and (ii) a fraction, the numerator of which is the number of full weeks in the Measurement Period during which the Employee was employed by the Company or a Subsidiary, and the denominator of which is 156.

(c) if the Employee, at termination of employment, is a party to a written employment agreement with the Company or a Subsidiary that provides for the voluntary termination of employment by the Employee for Good Reason, and if the Employee terminates employment voluntarily for Good Reason, then at the end of the Measurement Period the restrictions will lapse on that number of Shares, and the number of Shares that then become vested Shares will be, the same portion of the Full Period Shares as if the Employee’s employment had been involuntarily terminated without Cause, as determined under subparagraph (b) of this Paragraph; and
(d) upon termination of the Employee’s employment for any reason other than those described in subparagraph (a), (b), or (c) of this Paragraph, all of the Shares will be forfeited immediately upon the termination of the Employee’s employment.
9. Change in Control. Upon the occurrence of a Change in Control during the Measurement Period, the restrictions will lapse immediately on the number of Shares equal to product (rounded down to the nearest whole Share) of (i) the number of Shares equal to the Target Restricted Stock Award and (ii) a fraction, the numerator of which is the number of full weeks in the Measurement Period prior to the Change in Control, and the denominator of which is 156, and all other Shares will be forfeited. If the Employee is a party to a Change in Control Agreement with the Company or a Subsidiary that, by its terms, covers outstanding awards of Restricted Stock, this Agreement supersedes the terms of that Change in Control Agreement with respect to the Shares and the vesting or forfeiture thereof.
10. Potential Repayment Obligation. If the Company is required, because of fraud or negligence, to restate its financial statements for any fiscal year(s) included in the Measurement Period and such restatement occurs after the end of the Measurement Period but within three (3) years after the end of the fiscal year being restated (as so restated, the financial statements restated within such three (3) year period are referred to herein as the “Restated Financial Statements,” and for clarification purposes any restatement of the Company’s financial statements for a fiscal year that occurs more than three (3) years after the end of such fiscal year shall not be relevant under, and shall not be considered to be a Restated Financial Statement for purposes of, this Section), and if the number of Shares of Restricted Stock and Dividend Shares earned by the Employee under this Agreement (shares that vested and were not forfeited as calculated in accordance with the Company’s financial statements prior to the restatement thereof, being referred to herein as the “Previously Earned Shares”) is greater than the number of Shares of Restricted Stock and Dividend Shares that would have been earned by the Employee hereunder if the number of shares earned had been calculated in accordance with the Restated Financial Statements (the “Recalculated Earned Shares,” with the excess of the number of Previously Earned Shares over the number of Recalculated Earned Shares being referred to herein as the “Excess Issued Shares”), then the Company may, in its discretion, by written demand made upon the Employee at any time within three (3) years after the end of the Measurement Period (the “Share Return Notification”), require the Employee to return to the Company all or any lesser specified number of the Excess Issued Shares

(with the number of shares to be returned to the Company being referred to herein as the “Return Shares”). Within ninety (90) days after the Share Return Notification is given to the Employee, the Employee shall either (a) transfer to the Company, free and clear of all liens, security interests or other encumbrances, that number of shares of the Company’s common stock equal to the Return Shares, or (b) pay to the Company a sum equal to the Fair Market Value of the Return Shares as of the last day of the Measurement Period, or (c) by a combination of shares transferred and cash paid to the Company under clauses (a) and (b) above, effectively satisfy the obligation of the Employee to the Company under this Section. If the Employee fails to satisfy his or her obligation to the Company under this Section in full by the due date stated above, the Employee shall also pay to the Company interest on the cash amount of such obligation (calculated pursuant to clause (b) above) from such due date until paid in full at a rate of interest equal to the prevailing national “prime rate” of interest on such due date plus an amount equal to the attorneys’ fees incurred by the Company in collecting amounts due from the Employee under this Section. After the Return Shares (or the cash equivalent) have been transferred back to the Company as required herein, the Company shall file such federal and state tax returns or amended returns, amended W-2 forms, or other tax filings as shall be required of it by applicable law or as reasonably requested by the Employee with respect to all excess income and FICA taxes withheld and/or paid by the Company in connection with or attributable to the Return Shares. The provisions of this Section shall not be applicable to Shares that are earned upon a Change in Control pursuant to Paragraph 9 of this Agreement.
11. Withholding. At the time of the delivery of any vested Shares pursuant to Paragraph 7 of this Agreement, the Company has the right and power to deduct or withhold, or require the Employee to remit to the Company, an amount sufficient to satisfy all applicable tax withholding requirements with respect to such vested Shares. The Company may permit or require the Employee to satisfy all or part of the tax withholding obligations in connection with this Agreement by (a) having the Company withhold otherwise deliverable Shares, or (b) delivering to the Company shares of Company stock already owned for a period of at least six (6) months (or such longer or shorter period as may be required to avoid a charge to earnings for financial accounting purposes), in each case having a value equal to the amount to be withheld, which shall not exceed the amount determined by the applicable minimum statutory tax withholding rate (or such other rate as will not result in a negative accounting impact). For these purposes, the value of the Shares to be withheld or delivered will be equal to the Fair Market Value as of the date that the taxes are required to be withheld.
12. Tax Election. The Employee agrees that he or she will not make the election provided for in Code Section 83(b) with respect to any Shares granted under this Agreement.
13. Notices. All notices and other communications required or permitted under this Agreement shall be written and delivered personally or sent by registered or certified first-class mail, postage prepaid and return receipt required, addressed as follows: if to the Company, to the Company’s executive offices in Batesville, Indiana, and if to the Employee or his or her successor, to the address last furnished by the Employee to the Company. The Company may, however, authorize notice by any other means it deems desirable or efficient at a given time, such as notice by facsimile or electronic mail.
14. No Employment Rights. Neither the Plan nor this Agreement confers upon the Employee any right to continue in the employ or service of the Company or a Subsidiary or interferes in any way with the right of the Company or a Subsidiary to terminate the Employee’s employment or service at any time.

15. Plan Controlling. The terms and conditions set forth in this Agreement are subject in all respects to the terms and conditions of the Plan, which are controlling. All determinations and interpretations of the Company are binding and conclusive upon the Employee and his or her legal representatives. The Employee agrees to be bound by the terms and provisions of the Plan.
16. Defined Terms. For purposes of this Agreement, the following terms have the meanings provided in this Paragraph. The terms included in the Award Information section of this Agreement have the values specified in that section. All other terms used in this Agreement as capitalized defined terms shall have the meanings ascribed to them in the Plan.
(a) “Adjusted NOPAT” is net operating profit after tax adjusted for the following items (net of tax where applicable):
(i) Income, losses or impairments from specific financial instruments held by the Company immediately following the spin-off of the Company in 2008 (i.e., auction rate securities, equity limited partnerships, common stock, and Forethought note);
(ii) Interest income on corporate investments and interest expense on corporate debt;
(iii) Costs related to the spin-off of the Company in 2008;
(iv) All professional fees, due diligence fees, expenses, and integration costs related to a specific acquisition;
(v) Amortization expense of intangible long-lived assets where internally generated costs are not customarily capitalized in the normal course of the business (e.g.: customer lists, patents, etc.);
(vi) All adjustments made to net income related to changes in the fair value of contingent earn-out awards;
(vii) External extraordinary, non-recurring, and material legal costs (e.g.: antitrust litigation);
(viii) Restructuring charges and other items related to a restructuring plan approved by the CEO; and
(ix) Changes in accounting pronouncements in United States GAAP or applicable international standards that cause an inconsistency in computation as originally designed.

(b) “Adjusted Cash Flows” means, with respect to each fiscal year in the Measurement Period, the Company’s net cash provided by operating activities (whether positive or negative) less its capital expenditures net of proceeds on the disposal of property, all as shown on its audited financial statements for the fiscal year, as adjusted (net of tax where applicable) to exclude the effects of the following items:
(i) Cash receipts or disbursements from financial instruments held by the corporation immediately following the spin-off of the Company in 2008 (i.e., auction rate securities, limited partnerships, and Forethought note);
(ii) Interest income on corporate investments and interest expense on corporate debt;
(iii) Disbursements related to the spin-off of the Company in 2008;
(iv) External extraordinary, non-recurring, and material legal disbursements (e.g., antitrust litigation);
(v) Changes in accounting pronouncements in United States GAAP or applicable international standards that cause an inconsistency in computation as originally designed; and
(vi) The cost of acquisitions, including all professional fees, due diligence fees, expenses, and integration costs, amortized over a 36 month period beginning the month after closing (payment of contingent earnouts (when made) shall be treated as a component of the purchase price payment subject to a separate 36 month amortization period at that time).
(c) “Cause” means:
(i) if the Employee is a party to a written employment agreement with the Company or a Subsidiary that defines “cause” or a comparable term, the definition in that employment agreement, and
(ii) if not, the Company’s good faith determination that the Employee has:
(1) failed or refused to comply fully and timely with any reasonable instruction or order of the Company or applicable Subsidiary, provided that such noncompliance is not based primarily on the Employee’s compliance with applicable legal or ethical standards;
(2) acquiesced or participated in any conduct that is dishonest, fraudulent, illegal (at the felony level), unethical, involves moral turpitude, or is otherwise illegal and involves conduct that has the potential to cause the Company or a Subsidiary or any of their respective officers or directors embarrassment or ridicule;
(3) violated any applicable Company or Subsidiary policy or procedure, including the Company’s Code of Ethical Business Conduct; or
(4) engaged in any act that is contrary to the best interests of or would expose the Company, a Subsidiary, their related businesses, or any of their respective officers or directors to probable civil or criminal liability, excluding the Employee’s actions in accordance with applicable legal and ethical standard.

(d) “Disability” means:
(i) if the Employee, at termination of employment, is a party to a written employment agreement with the Company or a Subsidiary that defines “disability” or a comparable term, the definition in such employment agreement, and
(ii) if not, the Company’s good faith determination that the Employee is eligible (except for the waiting period) for permanent disability benefits under Title II of the Federal Social Security Act.
(e) “Good Reason” means, if the Employee, at termination of employment, is a party to a written employment agreement with the Company or a Subsidiary, the definition given to that term or a comparable term in that agreement, if any.
(f) “Retirement” means termination of employment after having:
(i) completed at least five years of service in the aggregate with the Company, Hill-Rom Holdings, Inc. (formerly known as Hillenbrand Industries, Inc.), or any Subsidiaries of either of them, and
(ii) reached age fifty-five (55).
IN WITNESS WHEREOF the Company and the Employee have executed this Agreement as of the date first above written.

[EMPLOYEE SIGNATURE]

Print Name:

HILLENBRAND, INC.

By:

Print Name:

Title: